SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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              INNOTRAC CORPORATION
(Name of Registrant as Specified in its Charter)
                    N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 5, 2008

To Our Shareholders:

On behalf of the Board of Directors and management of Innotrac Corporation, I cordially invite you to the Annual Meeting of Shareholders to be held on June 5, 2008, at 9:00 AM, local time, at Innotrac Corporation Headquarters located at 6655 Sugarloaf Parkway, Duluth, GA 30097 in the Sugarloaf Conference Room.

At the Annual Meeting, shareholders will be asked to consider and vote upon the re-election of one current Innotrac director.  Information about the nominee for director and certain other matters is contained in the accompanying Proxy Statement.  A copy of Innotrac’s 2007 Annual Report to Shareholders, which contains financial statements and other important information about Innotrac’s business, is also enclosed.

It is important that your shares of stock be represented at the meeting, regardless of the number of shares you hold.  We encourage you to specify your voting preferences.  If you are a shareholder of record, you can vote your shares by the internet or by telephone by following the instruction on your Proxy Card.  If you wish to vote by mail, please date, sign, and mail the enclosed Proxy Card promptly.

Regardless of whether you plan to attend the meeting in person, please complete the enclosed Proxy Card and return it promptly in the enclosed envelope, or vote by using any other method described on your Proxy Card.  If you do attend and wish to vote in person, you may revoke your proxy at that time.

I hope you are able to attend, and look forward to seeing you.

Sincerely,

Scott D. Dorfman
Chairman of the Board, President and
Chief Executive Officer

INNOTRAC CORPORATION
6655 Sugarloaf Parkway
Duluth, Georgia  30097

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 5, 2008

To the Shareholders of Innotrac Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of Innotrac Corporation will be held at 9:00 AM, local time, on Thursday, June 5, 2008, at Innotrac Corporation Headquarters located at 6655 Sugarloaf Parkway, Duluth, GA 30097 in the Sugarloaf Conference Room for the following purposes:

1.	To elect one director whose term, if re-elected, will expire in 2011; and

2.	To consider such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Only holders of Innotrac’s Common Stock of record as of the close of business on Friday, May 2, 2008 are entitled to vote at the Annual Meeting.  It is important that your shares be represented at the Annual Meeting.  For that reason, we ask that you promptly sign, date and mail the enclosed Proxy Card in the return envelope provided, or vote by using any other method described on your Proxy Card.  If you do attend and wish to vote in person, you may revoke your proxy at that time.

May 5, 2008	By Order of the Board of Directors, /s/ George M. Hare Secretary

Your Vote is Important

Whether or not you expect to be present at the Annual Meeting, we urge you to vote your shares.  You can vote your shares by the internet or by telephone by following the instructions on your Proxy Card.  If you wish to vote by mail, please date, sign, and promptly return the enclosed Proxy Card in the enclosed business reply envelope.  The proxy may be revoked at any time prior to exercise, and if you are present at the Annual Meeting, you may, if you wish, revoke your proxy at that time and exercise the right to vote your shares personally.

Innotrac Corporation
Proxy Statement Contents

Introduction	1
Quorum and Voting Requirements	2
Voting Securities and Principal Shareholders	2
Section 16(a) Beneficial Ownership Reporting Compliance	3
Board Matters	4
Items for Vote:
Item No. 1: Election of Directors	7
Compensation of Executive Officers and Directors:
Summary Compensation Table	9
Narrative Disclosure to Summary Compensation Table	9
Outstanding Equity Awards at Fiscal Year-End	14
Potential Payments Upon Termination or Change in Control	15
Non-Employee Director Compensation	15
Compensation Committee Interlocks and Insider Participation	16
Related Person Transactions	17
Equity Compensation Plans	18
Accounting Matters:
Independent Registered Public Accounting Firm	19
Report of the Audit Committee	20
Shareholders’ Proposals for 2009 Annual Meeting	21
Other Matters	21

PROXY STATEMENT
Dated May [5], 2008
For the Annual Meeting of Shareholders
To be Held June 5, 2008

INTRODUCTION

This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Innotrac Corporation (“Innotrac” or the “Company”) for use at Innotrac’s 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 5, 2008, including any postponement, adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.  Management intends to mail this Proxy Statement and the accompanying form of proxy to shareholders on or about May 5, 2007.

Only shareholders of record at the close of business on May 2, 2008 (the “Record Date”) are entitled to notice of and to vote in person or by proxy at the Annual Meeting.  As of the Record Date, there were 12,319,804 shares of the Company’s common stock, $0.10 par value per share (the “Common Stock”) outstanding and entitled to vote at the Annual Meeting.

Shareholders are requested to provide their voting instructions by the Internet, by telephone, or by mail in the accompanying proxy card duly executed and returned to the management of Innotrac.  Proxies that are properly delivered, and not revoked, will be voted at the Annual Meeting.  Any proxy given pursuant to this solicitation may be revoked by the shareholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the Secretary of Innotrac or by personally withdrawing the proxy at the Annual Meeting and voting in person.

Proxies that are executed, but that do not contain any specific instructions, will be voted for the election of the nominees for director specified herein.  The persons appointed as proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting or any postponement, adjournment or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

If your shares of Common Stock are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares voted - the instructions may appear on the special proxy card provided to you by your nominee (also called a “voting instruction form”).  Your nominee may offer you different methods of voting, such as by telephone or Internet.  If you do hold your shares in “street” name and plan on attending the Annual Meeting, you should request a proxy from your broker or other nominee holding your shares in record name on your behalf in order to attend the Annual Meeting and vote at that time (your broker may refer to it as a “legal” proxy).

A copy of Innotrac’s Annual Report to Shareholders, which includes a copy of the Annual Report on Form 10-K for the year ended December 31, 2007, is being furnished herewith.  Any record or beneficial shareholder as of the Record Date may request a copy of any exhibits to the Annual Report on Form 10-K, upon payment of Innotrac’s reasonable expenses in furnishing the exhibits, by submitting a written request to:

Innotrac Corporation
6655 Sugarloaf Parkway
Duluth, Georgia 30097
Attn.:  Secretary

If the person requesting exhibits was not a shareholder of record on the Record Date, the request must include a representation that the person was a beneficial owner of Common Stock on that date.

QUORUM AND VOTING REQUIREMENTS

The holders of a majority of the shares entitled to vote on the Record Date, represented in person or by proxy, shall constitute a quorum for the purpose of transacting business at the Annual Meeting.  Each outstanding share shall be entitled to one vote on each matter submitted to a vote at the Annual Meeting.  The required vote for each item of business at the Annual Meeting is as follows:

➢
For Item 1 on the Proxy Card, the election of directors, the nominee receiving the greatest number of votes at the Annual Meeting, assuming a quorum is present, shall be deemed elected, even though such nominee may not receive a majority of the votes cast.

➢
For any other business at the Annual Meeting, if more shares are voted in favor of the matter than against it, assuming a quorum is present, the matter shall be approved, unless the vote of a greater number is required by law.

In counting the votes cast, only those cast “for” and “against” a matter are included, although you cannot vote “against” a nominee for director.  An abstention and a “broker non-vote” are counted only for purposes of determining the presence of a quorum at the Annual Meeting.  “Broker non-votes” are votes that brokers holding shares of record for their customers (i.e., in “street name”) are not permitted to cast under applicable regulations because the brokers have not received clear voting instructions from their customers.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of the Common Stock, which is Innotrac’s only class of voting stock, at April 1, 2008, by:

●	each person known to Innotrac to beneficially own more than 5% of the Common Stock;
●	each director (including the nominee for re-election), and each of the executive officers named in the Summary Compensation Table; and
●	all of Innotrac’s directors and executive officers as a group.

To Innotrac’s knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with regard to all shares beneficially owned.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage Beneficially Owned
Scott D. Dorfman	5,632,003(2)(3)	45.26%
IPOF Group	4,321,771(4)	35.08%
James R. McMurphy	200,629(5)	1.62%
Robert J. Toner	190,503(6)	1.54%
Martin J. Blank	152,000(7)	1.22%
Bruce V. Benator	111,000(8)	*
Joel E. Marks	80,000(9)	*
Thomas J. Marano	25,000(10)	*
All directors and executive officers as a group (10 persons)	6,643,232	50.83%
_________________
*	Denotes less than 1%
(1)
Beneficial ownership is determined under the rules of the Securities and Exchange Commission.  These rules deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or of a group of which the person is a member, but they do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person or group.  As of April 1, 2008, there were 12,319,804 shares of Common Stock outstanding.

(2)
Includes an aggregate of 160,033 shares owned by: (i) Mr. Dorfman’s wife individually and as custodian for the benefit of their children; (ii) Mr. Dorfman’s brother as trustee for the benefit of Mr. Dorfman’s children; (iii) shares held by Mr. Dorfman’s children directly; and (iv) shares held by Mr. Dorfman as custodian for his children.  Mr. Dorfman’s address is 6655 Sugarloaf Parkway, Duluth, Georgia 30097.

(3)	Includes 125,000 shares subject to presently exercisable options.
(4)
The IPOF Group consists of IPOF Fund, L.P., the David Dadante Revocable Trust dated May 14, 2003 and David Dadante, individually.  Pursuant to an order dated November 21, 2005, the United States District Court for the Northern District of Ohio (the “Court”) appointed Mr. Mark E. Dottore the Receiver to the assets of IPOF Group.  The Court determined that Mr. Dottore, as Receiver, was to administer the assets of the IPOF Group with the same rights and powers as a general partner in a limited partnership pursuant to Ohio Revised Code Chapter 1782 Limited Partnerships.  Mr. Dottore’s address is 2344 Canal Road, Cleveland, Ohio 44113.

(5)	Includes 100,000 shares subject to presently exercisable stock options.
(6)	Includes 84,333 shares subject to presently exercisable stock options.
(7)	Includes 110,000 shares subject to presently exercisable stock options.
(8)	Includes 110,000 shares subject to presently exercisable stock options.
(9)	Includes 10,000 shares held by the Marks Family, LLP and 50,000 shares subject to presently exercisable stock options.
(10)	Includes 25,000 shares subject to presently exercisable stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission, the Nasdaq Global Market and the Company.  Based solely on a review of the written statements and copies of such reports furnished to the Company, the Company believes that, during 2007, all Section 16(a) filing requirements were met, with the exception of the following:

Larry Hanger, James McMurphy and Robert Toner received grants of stock on April 16, 2007, but inadvertently did not file Form 4s reporting the grants until May 31, 2007.  These Form 4s were later amended on July 5, 2007 (Messrs. Hanger and Toner) and July 6, 2007 (Mr. McMurphy) to report the withholding of a portion of the granted shares by the Company to satisfy tax withholding obligations.  These Form 4s were not filed on a timely basis.

Bruce Benator, Martin Blank, Thomas Marano and Joel Marks received grants of stock options on June 8, 2007, but inadvertently did not file Form 4s reporting the grants until July 5, 2007 (Messrs. Benator and Marks), July 6, 2007 (Mr. Blank) and July 12, 2007 (Mr. Marano).  These Form 4s were not filed on a timely basis.

BOARD MATTERS

Board

The Bylaws of Innotrac provide that the Board of Directors shall consist of no fewer than five or more than eleven directors, with the exact number being set from time to time by the Board or the shareholders.  During fiscal 2007, the Board consisted of five directors, one of whom, Mr. Dorfman, was an employee of the Company.

The Board has determined that a majority of its members are independent as defined under Nasdaq listing standards.  The independent directors are Messrs. Bruce V. Benator, Martin J. Blank, Thomas J. Marano, and Joel E. Marks.  These independent directors meet regularly in executive sessions without management present.

The Board of Directors meets on a regular basis to supervise, review and direct Innotrac’s business and affairs.  During the 2007 fiscal year, the Board held eight meetings.  Mr. Dorfman was the only board member to attend the Company’s 2007 Annual Meeting of Shareholders.

Committees

During fiscal 2007, the Board of Directors had three standing committees to which it assigned certain responsibilities in connection with the governance and management of its affairs: the Audit, Compensation, and Nominating/Governance Committees.  Each committee operates under a written charter adopted by the Board, which are available at Innotrac’s website at www.innotrac.com through the “Investor Relations” link.  Each of the directors attended at least 75% of the Board meetings and meetings of committees on which they served during the 2007 fiscal year, or portion thereof during which he served as a director.

The composition of these committees during fiscal 2007, and the number of meetings they held, was as follows:

Name of Director	Audit	Compensation	Nominating/ Governance Committee
Number of Meetings	7	3	1
Bruce V. Benator			X
Martin J. Blank	X	Chair	X
Thomas J. Marano	X		Chair
Joel E. Marks	Chair	X	X

Audit Committee.  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its financial and other oversight responsibilities.  The Audit Committee’s duties, responsibilities and activities include reviewing Innotrac’s financial statements, reports and other financial information, overseeing the annual audit and the independent auditors, and reviewing the integrity of Innotrac’s financial reporting process and the quality and appropriateness of its accounting principles.  The Report of the Audit Committee is included herein beginning at page 20.

The Board has determined that Mr. Marks satisfies the “audit committee financial expert” criteria adopted by the SEC under Section 407 of the Sarbanes-Oxley Act of 2002.  The members of the Audit Committee also meet the additional independence criteria applicable to audit committee members and the financial literacy requirements of Nasdaq listing standards.

Compensation Committee.  The Compensation Committee is responsible for the review and approval of compensation of employees above a certain salary level, the review of management recommendations relating to incentive compensation plans, the administration of Innotrac’s Stock Incentive and Senior Executive Compensation Plans, the review of compensation of directors and consultation with management and the Board on senior executive continuity matters.

Nominating/Governance Committee.  The Nominating/Governance Committee is responsible for reviewing matters pertaining to the composition, organization and practices of the Board of Directors (including a periodic evaluation of the Board in meeting its corporate governance responsibilities) and for recommending to the full Board a slate of directors for consideration by the shareholders at the annual meeting and candidates to fill any vacancies on the Board.

Director Nominations

Nominations Process.  The Nominating/Governance Committee is responsible for considering and making recommendations to the Board concerning nominees to recommend to the shareholders in connection with Innotrac’s annual meeting of shareholders, and nominees for appointments to fill any vacancy on the Board.  To fulfill these responsibilities, the Committee periodically considers and makes recommendations to the Board regarding what experience, talents, skills and other characteristics the Board as a whole should possess in order to maintain its effectiveness.  In determining whether to nominate an incumbent director for re-election, the Board and the Nominating/Governance Committee evaluate each incumbent’s continued service in light of the Board’s collective requirements at the time such director’s Class comes up for re-election.

When the need for a new director arises (whether because of a newly created Board seat or vacancy), the Nominating/Governance Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including by engaging director search firms.  The Committee reviews the qualifications of each candidate.  Final candidates are generally interviewed by one or more Board members.  The Committee then makes a recommendation to the Board based on its review, the results of interviews with the candidate and all other available information. The Board makes the final decision on whether to invite the candidate to join the Board.

Director Qualifications.  The Nominating/Governance Committee is responsible for considering and making recommendations to the Board concerning criteria for the selection of qualified directors.  At a minimum, directors should have high moral character and personal integrity, demonstrated accomplishment in his or her field, the ability to devote sufficient time to carry out the duties of a director, and be at least 21 years of age.  In addition to these minimum qualifications for candidates, in evaluating candidates the Board and the Committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular Board seat, taking into account the then-current composition of the Board.  These factors may include: a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of those characteristics to Innotrac and the Board; whether the candidate will complement or contribute to the mix of talents, skills and other characteristics needed to maintain the Board’s effectiveness; the candidate’s ability to fulfill the responsibilities of a director and of a member of one or more of the Board’s standing committees; whether the candidate is independent; and whether the candidate is financially literate or a financial expert.

Shareholder Nominations.  Nominations of individuals for election to the Board at any meeting of shareholders at which directors are to be elected may be made by any Innotrac shareholder entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Article III, Section 3 of Innotrac’s Bylaws.  Article III, Section 3 generally requires that shareholders submit nominations by written notice to the President of the Company setting forth certain prescribed information about the nominee and nominating shareholder.  That section also requires that the nomination be submitted at a prescribed time in advance of the meeting, as described below in “Shareholders’ Proposals for the 2008 Annual Meeting.”

The Nominating/Governance Committee will consider recommending to the Board that it include in the Board’s slate of director nominees for a shareholders’ meeting a nominee submitted to Innotrac by a shareholder.  In order for the Committee to consider such nominees, the nominating shareholder should submit the information about the nominee and nominating shareholder described in Article III, Section 3 of the Bylaws to the President at Innotrac’s principal executive offices not less than 14 nor more than 50 days before the first anniversary of the date of the previous year’s annual meeting of shareholders.  The nominating shareholder should expressly indicate that such shareholder desires that the Board and the Committee consider such shareholder’s nominee for inclusion with the Board’s slate of nominees for the meeting.  The nominating shareholder and shareholder’s nominee should undertake to provide, or consent to Innotrac obtaining, all other information the Board and the Committee request in connection with their evaluation of the nominee.

The shareholder’s nominee must satisfy the minimum qualifications for director described above.  In addition, in evaluating shareholder nominees for inclusion with the Board’s slate of nominees, the Board and Committee may consider all relevant information, including: the factors described above; whether there are or will be any vacancies on the Board; the size of the nominating shareholder’s Innotrac holdings and the length of time such shareholder has owned such holdings; whether the nominee is independent of the nominating shareholder and able to represent the interests of Innotrac and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

Communicating with the Board

The Board has established a procedure by which shareholders may send communications to the Board.  Shareholders desiring to communicate directly with the Board can leave a confidential voice mail message at (678) 584-4039 which is a dedicated telephone number for the Board, or can send communications to the Board by e-mail at bod@innotrac.com or by regular mail sent to the Company’s headquarters listed on the first page of this Proxy Statement directed to the attention of the Chairman of the Board.  The General Counsel or outside counsel for Innotrac will review the communication and respond accordingly.

Code of Ethics and Business Conduct

Innotrac’s Board has adopted a Code of Ethics and Business Conduct applicable to all directors, officers and employees, including the principal financial and accounting officer.  Waivers of the provisions of the Code for the benefit of any director or executive officer can only be granted by the Audit Committee.  The Code is available at Innotrac’s website at www.innotrac.com through the “Investor Relations” link.  Any waivers of the Code for the benefit of any director or executive officer will also be disclosed at that site.

ELECTION OF DIRECTORS
(Item Number 1 on the Proxy Card)

The Board is divided into three classes of directors serving staggered three-year terms.  One director is to be elected at the Annual Meeting for a three-year term expiring in 2011.  Upon the recommendation of the Nominating/Governance Committee, the Board has nominated Bruce V. Benator for this position.  Mr. Benator has indicated that he will serve if elected, but if the situation should arise that he is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the Board of Directors.

The following information, as of March 31, 2008, has been furnished by the nominee for director and the continuing directors.  Except as otherwise indicated, the nominee and the continuing directors have been or were engaged in their present or last principal employment, in the same or a similar position, for more than five years.

Nominee for Director at the Annual Meeting and Whose Term Will Expire in 2011 if Elected

Name (Age)	Information About the Continuing Directors

Bruce V. Benator (50)
Mr. Benator has been a director of Innotrac since 1997 and is the Managing Partner of Williams Benator & Libby, LLP, certified public accountants and consultants.  He has been affiliated with the firm since 1984 and is the firm’s Director of Accounting and Auditing Services.  From 1979 to 1984, Mr. Benator was employed by Ernst & Young, LLP.

Directors Whose Terms Expire in 2009

Name (Age)	Information About the Continuing Directors

Martin J. Blank (61)
Mr. Blank has been a director of Innotrac since 1997.  Mr. Blank was a co-founder of Automobile Protection Corporation, or APCO, a company engaged in the design, marketing and administration of extended vehicle service contracts and warranty programs.  Mr. Blank served as Secretary and Director of APCO since its inception in 1984 and as Chairman of the Board and Chief Operating Officer since 1988 until his retirement on December 31, 2003.  Prior to co-founding APCO, Mr. Blank practiced law and represented and provided financial management for professional athletes.  Mr. Blank is admitted to the bar in the States of Georgia and California.

Joel E. Marks (51)
Mr. Marks has been a director of Innotrac since 2002 and since July 1, 2004, has served as Vice Chairman & Chief Operating Officer of Advanced Equities Financial Corp., a privately-held financial services holding company.  Mr. Marks was formerly the President of Innovative Brokerage Solutions, Inc. from May 2002 until June 2004, providing investment consulting services to the independent brokerage community.  From January 2001 to April 2002, Mr. Marks served as a Senior Vice President and Managing Director of First Union Securities, Inc.  Prior to that, Mr. Marks served as Vice Chairman and Chief Operating Officer of JWGenesis Financial Corp., a firm he founded in 1983 and was acquired by First Union Securities, Inc. in January 2001.  From 1987 through 1994, Mr. Marks served as Chief Financial Officer and Senior Vice President of APCO.  Mr. Marks obtained his certification as a public accountant in 1978 and was employed in various capacities in both the audit and tax departments of the accounting firm of Deloitte Haskins & Sells (now Deloitte & Touche LLP).

Directors Whose Terms Expire in 2010

Name (Age)	Information About the Nominees

Scott D. Dorfman (50)	Mr. Dorfman founded Innotrac and has served as Chairman of the Board, President and Chief Executive Officer since its inception in 1984.

Thomas J. Marano (57)
Mr. Marano has been a director of Innotrac since August 2005.  Mr. Marano is the Chief Executive Officer of Air Serv Corporation. As CEO, Mr. Marano oversees the company's growth strategy and execution while building on Air Serv's values of integrity and service excellence.  Mr. Marano rejoined Air Serv in 2006, after serving as CEO of Coffeecol, a food service coffee company.  Before Mr. Marano’s initial relationship with Air Serv Corporation, Mr. Marano was the President and Chief Operating Officer for AHL Services, Inc.  During his six years there, he was instrumental in helping the company’s U.S. business grow from $60 million to $600 million.   Prior to joining AHL Services, Mr. Marano was Vice President of Sales and Marketing for the Fountain Division of The Coca-Cola Company. While at The Coca-Cola Company, he rebuilt and restructured that division and established the field marketing organization.  Prior to Coca-Cola, Mr. Marano served in a variety of marketing and operational management roles, including Vice President of Apple Computer Corporation and Pepsi-Cola Company.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid by the Company during the years ended December 31, 2007 and December 31, 2006 to the Company’s Chief Executive Officer and the Company’s two other most highly compensated executive officers (who are referred to together as the Company’s named executive officers).

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	All Other Compensation (4)	Total
Scott D. Dorfman	2007	$364,250	$-	$-	$7,540	$371,790
Chairman, President and Chief Executive Officer	2006	$371,250	$-	$-	$7,540	$378,790
Robert J. Toner	2007	$250,000	$-	$300,000	$565	$550,565
Senior Vice President – Logistics	2006	$250,000	$50,000	$-	$797	$300,797
James R. McMurphy	2007	$250,000	$-	$300,000	$447	$550,447
Senior Vice President – Information Technology	2006	$250,000	$50,000	$-	$399	$300,399
____________________
(1)	Base salary paid to officers in fiscal year indicated.
(2)	Discretionary cash bonus paid in 2006, awarded in respect of the performance of the named executive officer and the performance of the Company during 2005.
(3)
No discretionary equity award bonus was paid in 2006.  On April 16, 2007, we approved bonuses to Messrs. Toner and McMurphy in the amount of 17,730 shares of Common Stock each, in respect of their service during 2006.  Additionally, in connection with the approval of the Officer Retention Plan, on April 16, 2007, we approved one-time, special retention grants of 88,652 shares of restricted stock to each of Messrs. Toner and McMurphy.  The April 16, 2007 grants are reported as compensation in 2007 in the above table.  See “- Officer Retention Plan” below for more details on this grant.

(4)	Amounts include Company matches on the 401(k) Plan and payment by the Company of premiums on life insurance policies.

Narrative Disclosure to Summary Compensation Table

Overview of Executive Compensation

This narrative addresses the material elements of the Company’s compensation program for named executive officers, including the Company’s compensation objectives and overall philosophy, the compensation process and the administration of the program.  It is intended to complement and enhance an understanding of the compensation information presented in the “Summary Compensation Table” and other accompanying tables.  In this “Narrative Disclosure to Summary Compensation Table” section, the terms “we,” “our,” “us” and the “Committee” refer to the Compensation Committee of the Company’s Board of Directors.

Compensation Objectives and Overall Philosophy

The Company’s executive compensation program is designed to enhance Company profitability, and thus shareholder value, by aligning executive compensation with the Company’s business goals and performance, and by attracting, retaining and rewarding executive officers who contribute to the long-term success of the Company.  More specifically, the goals of the executive compensation program include:

●	offering market competitive total compensation opportunities to attract and retain talented executives;

●	providing strong links between Company performance and total compensation earned – i.e., paying for performance;

●	emphasizing long-term performance of the Company, thus enhancing shareholder value; and

●	promoting and facilitating executive officer stock ownership.

We believe that it is in the best interests of the Company’s shareholders and its named executive officers that the Company’s executive compensation program, and each of its elements, remains simple and straightforward.  This approach should reduce the time and cost involved in setting the Company’s executive compensation policies and calculating the payments under such policies, and should enhance the transparency of, and the ability to comprehend, these policies.

Administration

The Compensation Committee has overall responsibility with respect to approving and monitoring the Company’s executive compensation program, and operates under a Charter that was approved by the Company’s Board of Directors in 2004.  None of the members of the Compensation Committee has been an officer or employee of the Company, and the Board of Directors has considered and determined that all of the members are independent as “independent” is defined under Nasdaq rules and otherwise meet the criteria set forth in the Committee’s Charter.

In fulfilling its responsibilities, the Compensation Committee, among other things, considers and approves the compensation level of each of the named executive officers, reviews and considers corporate goals and objectives relevant to the compensation of the named executive officers, evaluates the performance of the named executive officers in light of these goals and objectives, reviews and approves compensation based on these objectives and its evaluations, reviews criteria for making equity grants to the named executive officers and the Company’s other employees, considering the recommendations of senior management, and approves such equity grants.

We regularly review and discuss the compensation of the named executive officers with Scott D. Dorfman, the Company’s Chairman, President and Chief Executive Officer, and consult with Mr. Dorfman in evaluating the performance of the named executive officers.  In addition, Mr. Dorfman may make recommendations to us regarding compensation for all of the named executive officers, other than for himself.

As discussed in greater detail below, the levels of each element of compensation for the named executive officers are determined based on several factors, which may include the Company’s performance and relative shareholder return, informal benchmarking against the value of similar compensation to executives at comparable companies, compensation provided in previous years, the terms of each named executive officer’s employment agreement with the Company, if such an agreement has been entered into, and other matters that we deem relevant.  In addition, we consider the level of experience and the responsibilities of each named executive officer, his performance as well as the personal contributions he makes to the success of the Company.  Qualitative factors such as leadership skills, analytical skills and organization development have been and will continue to be deemed to be important qualitative factors to take into account in considering elements and levels of compensation.  We have not adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different possible forms of non-cash compensation.

In 2007, the Company’s executive compensation program consisted of two primary elements:  base salary and annual discretionary performance bonuses in the form of equity awards (which are disclosed in the “Summary Compensation Table” under the “Stock Awards” column).  On April 16, 2007, we approved bonuses in the form of stock grants to two named executive officers with respect to their service during 2006.  No additional bonuses have been approved for named executive officers with respect to their service during 2007.  In addition to these primary elements, the Company has provided, and will continue to provide, its named executive officers with certain benefits, such as healthcare plans, that are available to all employees.

Elements of Compensation

Base Salary.  On an annual basis we determine the base salary for each of the named executive officers.  The base salary for a named executive officer is established based on, among other things, his experience and the scope of his responsibilities, his performance and the performance of the Company and our informal benchmarking against the value of similar salaries paid to executives at comparable companies.  The minimum levels of some of these base salaries are mandated by employment agreements with the named executive officers (which are described in more detail below under the heading “Employment Agreements with Named Executive Officers”).  We believe that base salaries are an important part of the Company’s executive compensation program because they provide the named executive officers with a steady income stream that is not contingent upon the Company’s overall performance.

Messrs. Dorfman, Toner and McMurphy each entered into a new employment agreement with the Company on April 16, 2007.  Under the new agreements, Mr. Dorfman’s minimum base salary was set at $425,000, and the minimum base salary of Messrs. Toner and McMurphy were each set at $200,000 from a minimum base salary of $205,000 in Mr. McMurphy’s prior agreement, and from $185,000 in Mr. Toner’s prior agreement.  The changes to the minimum base salaries were made to bring parity to the compensation levels of the senior executive group.  Although the minimum base salaries are set by the employment agreements, the annual base salary for Messrs. Toner and McMurphy was $250,000 for 2007 and is $250,000 for 2008.

Annual Discretionary Bonuses.  We utilize annual discretionary bonuses, either in cash or in the form of equity awards, to reward the named executive officers for their performance and the performance of the Company during the prior year.  We have not adopted any formal or informal performance objectives for the calculation or payment of these discretionary bonuses.  Instead, in determining an annual discretionary bonus, we consider, among other things, the Company’s performance and relative shareholder value, discretionary bonuses awarded in previous years, the performance of the named executive officer and his personal contributions to the success of the Company.

Annual discretionary cash bonuses, as opposed to equity-based awards, are designed to more immediately reward the named executive officers for their performance.  The immediacy of these bonuses provides a significant incentive to the named executive officers to raise their level of performance, and thus the Company’s overall level of performance.  Thus, we believe that discretionary cash bonuses can be an important motivating factor for the named executive officers.

We approved the payment of cash bonuses in 2006 to Messrs. Toner and McMurphy in the amounts set forth in the “Summary Compensation Table.”  Generally, no discretionary bonus has been awarded to Mr. Dorfman above his minimum base salary.

Restricted stock and other equity-based awards provide the named executive officers with a strong link to the Company’s long-term performance, promote an ownership culture, and more closely align the interest of the named executive officers and the Company’s shareholders.  On April 16, 2007, we approved bonuses to Messrs. Toner and McMurphy in the amount of 17,730 shares of Common Stock each, in respect of their service during 2006.  No additional bonuses have been approved for named executive officers with respect to their service during 2007.

Equity incentive awards are granted under the Company’s 2000 Stock Option and Incentive Award Plan.  This plan provides us with broad discretion to fashion the terms of awards to provide eligible participants with such stock-based incentives as we deem appropriate.  It permits the issuance of awards in a variety of forms, including non-qualified stock options and incentive stock options, stock appreciation rights, stock awards, restricted stock awards and performance shares.  Vesting terms for equity incentive awards are determined on a case by case basis.

Severance and Change of Control Arrangements.  As discussed in more detail in the “Employment Agreements with Named Executive Officers” and “Potential Payments Upon Termination or Change in Control” sections below, the named executive officers may be entitled to certain benefits upon the termination of their respective employment or change in control agreements.

Other Compensation.  The named executive officers currently are entitled to participate in the Company’s group medical, vision and dental coverage, group life insurance and group long-term disability insurance plans and in our 401(k) plan to the same extent that the Company’s employees are entitled to participate.  In addition, named executive officers can participate in a deferred compensation plan with respect to which Innotrac may provide matching contributions.  All Company matches permitted under the executive deferred compensation plan have been suspended.

A summary of certain other material terms of the Company’s compensation plans and arrangements is set forth below.

Employment Agreements with Named Executive Officers

Scott D. Dorfman.  Mr. Dorfman entered into a new agreement to serve as Innotrac’s Chairman of the Board, President and Chief Executive Officer on April 16, 2007.  His previous employment agreement expired on December 31, 2005.  The initial term of the new agreement expires on December 31, 2009 and automatically extends until December 31, 2010 and until each December 31st thereafter, unless either the Company or Mr. Dorfman provides written notice of non-renewal to the other party no later than the September 30th prior to the upcoming December 31st expiration date.  Mr. Dorfman is entitled to a salary of no less than $425,000 per year and is eligible for annual increases and a performance-based bonus.  Despite the minimum base salary established by the agreement, Mr. Dorfman has accepted a lower base salary in both 2006 and 2007, but will receive the full $425,000 in 2008.  He may participate in such benefit plans as Innotrac maintains from time to time for senior executives, and receives customary perquisites.

Mr. Dorfman’s employment agreement may be terminated by either party if he dies or becomes disabled, by Innotrac for “good cause” (as defined in the agreement) or for any reason by either party upon 90 days’ notice.  If the Company terminates Mr. Dorfman’s employment without “good cause”, he is entitled to receive a pro rata portion of his bonus for the year in which the termination occurs, based upon the year to date financials and performance of the Company and assuming performance at the target level for any individual performance criteria.  If the Company terminates Mr. Dorfman’s employment other than for “good cause” or due to his death or total disability, he is entitled to receive severance pay equal to his base salary for six months following such termination, and all unvested Company stock options will immediately become fully vested and exercisable upon such termination.  If Mr. Dorfman’s employment is terminated by the Company for “good cause”, all unvested Company stock options will be forfeited as of the termination date.

Mr. Dorfman’s employment agreement also provides for Mr. Dorfman to receive certain benefits if his employment is terminated within 18 months following the date of a “Change in Control.”  The agreement defines a “Change in Control” as any of the following: (i) the acquisition (other than from the Company) by any person of beneficial ownership of 50% or more of the combined voting power of the Company’s then outstanding voting securities; (ii) consummation of (1) a merger or consolidation involving the Company if the shareholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Employer outstanding immediately before such merger or consolidation, or (2) a complete liquidation or dissolution of the Company, or (3) an agreement for the sale or other disposition of all or substantially all of the assets of the Company; (iii) a change in the composition of the Company’s board of directors such that the individuals who, as of the date of the agreement, constitute the board cease for any reason to constitute at least a majority of the board; (iv) the occurrence of any other event or circumstance which is not covered by (i) through (iii) above which the board determines affects control of the Company and adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of the agreement.  The Agreement also defines “good reason” for which Mr. Dorfman may resign following a change of control as:  (i) the assignment to Mr. Dorfman of any duties inconsistent with his title and status, or a substantial adverse alteration in the nature or status of his responsibilities at the Company from those in effect immediately prior to the Change in Control; (ii) a substantial reduction by the Company in Mr. Dorfman’s base salary; (iii) the relocation of Mr. Dorfman’s principal office to a place more than 50 miles from Atlanta, Georgia; (iv) the failure by the Company to continue in effect any compensation or benefit plan or program in which Mr. Dorfman participates immediately prior to the change in control, which is material to Mr. Dorfman’s total compensation, unless an equitable arrangement has been made with respect to such plan, or the failure by the Company to continue Mr. Dorfman’s participation in such plan on a basis not materially less favorable.

If there is a Change in Control of the Company and Mr. Dorfman’s employment is terminated by the Company other than for “good cause” or due to his death or total disability or by Mr. Dorfman for “good reason” within 18 months following the date of the Change in Control, then, in addition to any accrued salary payable, but in lieu of the above-described severance payments, Mr. Dorfman is entitled to receive severance payments in the amount of his salary as then in effect for a period of 18 months from his date of termination, and all outstanding Company stock options will become fully vested on the date of termination.  If Mr. Dorfman terminates his employment within 18 months following the date of the Change in Control other than for “good reason”, he will be entitled to receive the same compensation and benefits described immediately above, but with a severance period of 12 months rather than 18 months.

Mr. Dorfman is subject to customary confidentiality, noncompetition and nonsolicitation covenants during the term of his employment and for an additional period following his termination.  The post-termination noncompetition and nonsolicitation period is 12 months.

All payments and benefits under the employment agreement are subject to compliance with the requirements of Section 409A of the Internal Revenue Code.

Robert J. Toner and James R. McMurphy.  On April 16, 2007, Messrs. Toner and McMurphy each entered into a new employment agreement with the Company.  Mr. Toner’s agreement provides that he will serve as Innotrac’s Senior Vice President − Logistics, and his previous agreement expired on January 1, 2005.  Mr. McMurphy’s agreement provides that he will serve as Innotrac’s Senior Vice President − Information Technology, and his previous agreement expired on December 31, 2005.  The initial term of each of these new agreements expires on December 31, 2009 and automatically extends until December 31, 2010 and until each December 31st thereafter, unless either the Company or the executive provides written notice of non-renewal to the other party no later than the September 30th prior to the upcoming December 31st expiration date.  Each executive is entitled to a salary of no less than $200,000 per year and is eligible for annual increases and a performance-based bonus.  The other provisions of these executive’s employment agreements are similar to those described above with respect to Mr. Dorfman’s employment agreement, with the following exceptions:  (1) the severance payments to which these executives are entitled upon termination by the Company other than for “good cause” or due to his death or total disability is equal to three months of salary, (2) the post-termination noncompetition and nonsolicitation period will be 12 months, if the executive is not entitled to any payment under the Company’s Officer Retention Plan, and 36 months if he receives any payment under the Company’s Officer Retention Plan, and (3) in lieu of the payments to which Mr. Dorfman may be entitled upon termination in connection with a change in control, each of these executives is eligible to participate in the Innotrac Corporation Officer Retention Plan, as discussed below and under the heading “Officer Retention Plan.”

2000 Stock Option and Incentive Award Plan

The Company’s shareholder-approved 2000 Stock Option and Incentive Award Plan is a flexible plan that provides the Compensation Committee with broad discretion to fashion the terms of awards to provide eligible participants with such equity-based incentives as the Committee deems appropriate.  It permits the issuance of awards in a variety of forms, including non-qualified stock options and incentive stock options, stock appreciation rights, stock awards, restricted stock awards and performance shares.  On April 16, 2007, the Committee approved awards to Messrs. Toner and McMurphy in the amount of 17,730 shares of Common Stock each, in respect of their service during 2006, which were fully vested upon grant.  No additional awards have been approved for named executive officers with respect to their service during 2007.

Officer Retention Plan

Innotrac believes that continuity of management is in the best interests of the Company and its shareholders.  Therefore, in an effort to assure that the Company has this continuity of management and that management has additional incentives to increase the long-term value of the Company, the Compensation Committee approved an officer retention plan (the “Officer Retention Plan”) pursuant to which certain of the named executive officers would receive certain cash payments if there were a change in control transaction involving the Company, so long as such officer continued to be employed by the Company until the time of any such transaction.

Pursuant to the terms of their employment agreements, discussed above, Messrs. Toner and McMurphy have been named as participants in the Officer Retention Plan.  Pursuant to the Officer Retention Plan, these executives may be entitled to a retention bonus payment if a Change in Control (as defined in the Officer Retention Plan) occurs while the executive is employed by the Company or if the Company terminates his employment other than for good cause within 6 months prior to the date of a Change in Control.  If the executive becomes entitled to any payment under the Officer Retention Plan, he will not be entitled to any other severance payment under the employment agreement upon termination of his employment.  If any severance amount was paid under the employment agreement prior to the date of any payment under the Officer Retention Plan, the amount payable under the Officer Retention Plan will be reduced by the amount previously paid the Employee pursuant to the employment agreement.

The Officer Retention Plan defines a “change in control” as any change in the ownership of the Company or effective control of the Company or any change in the ownership of a substantial portion of the assets of the Company, as defined in Internal Revenue Code Section 409A(a)(2)(A)(v) and the regulations promulgated thereunder.

Upon the occurrence of a change in control, each participant will be eligible to receive a retention bonus equal to the participant's “Participation Interest” at the time of the change in control multiplied by the amount of the “Retention Bonus Pool”, less the value of any shares of “Special Restricted Stock” held by the Participant as of the time of the change in control (each as defined in the Officer Retention Plan).  Retention bonus payments will be payable in a lump sum within 15 days of the change in control.  The participant must either have been employed on the date of the change in control, or have been terminated without good cause (as defined in the employment agreements) within 3 months before the change in control, to be eligible to receive the retention bonus.

As two of the three initial participants, Messrs. Toner and McMurphy have each been allocated a 33⅓% Participation Interest.  At any time prior to the date of a change in control, the Compensation Committee may add or remove participants and may revise the Participation Interests assigned to each participant.

The Retention Bonus Pool will be determined as of the date of the change in control.  The Retention Bonus Pool will be equal to $5.0 million if the Purchase Price (as defined in the Officer Retention Plan) of the Company is at least $90 million but less than $100 million.  For each additional $10 million in Purchase Price over $100 million, the Retention Bonus Pool will be increased by $1 million, such that a total Purchase Price of $200 million will result in a Retention Bonus Pool of $16 million.

The Officer Retention Plan will be interpreted so as to avoid the imposition of excise taxes on the participants under Section 4999 of the Internal Revenue Code and to avoid the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Internal Revenue Code with respect to amounts payable under the Officer Retention Plan or otherwise.

Additionally, in connection with the approval of the Officer Retention Plan, on April 16, 2007, the Compensation Committee approved one-time, special retention grants of 88,652 shares of restricted stock to each of Messrs. Toner and McMurphy.  The restricted shares will vest in four equal annual installments, beginning on the seventh anniversary of the grant date.  All unvested shares will vest upon any change in control (as defined in the award agreement) of the Company before the tenth anniversary of the grant.

Benefits

The named executive officers also participate, on a voluntary basis, in Innotrac’s regular employee benefit programs, including group medical, vision and dental coverage, group life insurance and group long-term disability insurance and in Innotrac’s 401(k) plan.  In addition, named executive officers can participate in a deferred compensation plan with respect to which Innotrac may provide matching contributions.  All Company matches permitted under the executive deferred compensation plan have been suspended.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock options and stock awards by the named executive officers, including both unexercised and unvested awards.  The market value of the stock awards is based upon the closing market price for the Company’s Common Stock as of December 31, 2007, the last trading day in 2007, which was $3.61.

	Stock Awards					Option Awards
Name	Stack Award Date	Number of shares or units of stock that have not vested	Market value of shares of units of stock that have not vested	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Scott D. Dorfman	-			-		03/28/2000	50,000	-	$4.56	03/28/2010
						12/22/2000	25,000	-	$3.125	12/22/2010
						03/11/2002	50,000	-	$3.40	03/11/2012

Robert J. Toner	04-16-07	85,652	$250,000	-		05/21/2001	12,500	-	$4.56	05/21/2011
						03/11/2002	21,833	-	$3.40	03/11/2012
						08/15/2005	50,000	-	$4.56	08/15/2015

James R. McMurphy	04-16-07	85,652	$250,000	-		03/24/2003	50,000	-	$4.31	03/24/2013
						08/15/2005	50,000	-	$4.56	08/15/2015

On April 16, 2007, 177,304 restricted shares were issued to the Mr. Toner and Mr. McMurphy under the terms provided in the Executive Retention Plan which plan was ratified on June 5, 2005 at the Company’s 2005 annual meeting.  The market price of our stock on the date of issuance of the restricted shares was $2.82 and they vest in equal amounts on the 7th, 8th, 9th and 10 anniversary dates of their issuance.

Potential Payments Upon Termination or Change in Control

The Company is party to employment agreements with certain of its named executive officers, two of which include the participation of the officer in the Company’s Officer Retention Plan.  These employment agreements, and the incorporated officer retention plan, address, among other things, compensation and benefits that would be paid to the named executive officers in the event that his employment is terminated for different reasons, including termination for cause or without cause, and termination in connection with a change in control.  See above under the headings “Employment Agreements with Named Executive Officers” and “Officer Retention Plan” for a complete discussion of the terms of these employment agreements and the awards made under the officer retention plan.

In addition, the Company’s equity-based incentive plan and the award agreements under that plan, as modified by the employment agreements discussed above, call for compensation to be provided under certain circumstances in connection with the termination of a named executive officer’s employment or a change in control of the Company.

Non-Employee Director Compensation

The current compensation program for the Company’s non-employee directors is designed to pay directors for work required for a company of Innotrac’s size and scope and to align the directors’ interests with the long-term interests of Company’s shareholders.

Non-employee directors receive annual compensation of $20,000 as compensation for service on the Board of Directors.  Additionally, each non-employee director receives a cash payment of $250 for each Board of Directors meeting that he attends and a cash payment of $100 for each committee meeting that he attends.

The members of the Board of Directors who are employees of the Company do not receive additional compensation for Board or committee service.

The following table provides information on compensation paid to non-employee directors in 2007.

Name	Fees Earned or Paid in Cash	Option Awards (4)	Total
Bruce V. Benator (1)	$22,150	$13,700	$35,850
Martin J. Blank (2)	$22,150	$13,700	$35,850
Thomas J. Marano (3)	$22,150	$13,700	$35,850
Joel E. Marks (2)	$22,150	$13,700	$35,850
____________________
(1)	Member of the Nominating/Governance Committee of the Board of Directors.
(2)	Member of the Audit, Compensation and Nominating/Governance Committees of the Board of Directors.
(3)	Member of the Audit and Nominating/Governance Committees of the Board of Directors.
(4)
On June 8, 2007, the Company granted the non-employee directors 5,000 options to exercise shares at a strike price of $2.74.  The options vest 50% on the 2nd, 25% on the 3rd and 25% on the fourth anniversary date of their issuance and expire on the 10th anniversary date of their issuance.

Compensation Committee Interlocks and Insider Participation

During 2007, the Compensation Committee was comprised of Messrs. Blank and Marks, both of whom were non-employee, independent directors.  No interlocking relationship exists between our Board of Directors, Compensation Committee or executive officers and the board of directors, compensation committee or executive officers of another company.

RELATED PERSON TRANSACTIONS

Policy on Related Person Transactions

The Company recognizes that transactions between the Company or its subsidiaries and any of its directors or executive officers can present potential or actual conflicts of interest.  Accordingly, as a general matter it is the Company’s preference to avoid such transactions.  Nevertheless, the Company recognizes that there are circumstances where such transactions may be in, or not inconsistent with, the best interests of the Company.  Therefore, the Company has adopted a formal policy that requires the Company’s Audit Committee to review and, if appropriate, approve or ratify any such transactions.  Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors, executive officers or 5% shareholders had, has or will have a direct or indirect material interest.  After its review, the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

Certain Related Person Transactions

The Company leases a single engine aircraft from a company wholly-owned by its Chairman and Chief Executive Officer.  The Company pays a pro-rated amount of the maintenance, insurance, taxes, fuel and other expenses associated with the aircraft based on Innotrac’s business use of the aircraft, which was approximately 86% for 2006 and 86% for 2007.  This allocation is reviewed annually.  Innotrac paid $200,000 for Innotrac’s use of the aircraft in 2006 and $197,000 for its use of the aircraft in 2007.

The Company paid approximately $24,000 and $30,000 in 2006 and 2007, respectively, in fees to Williams Benator & Libby, LLP, a CPA and consulting firm, for tax compliance and consulting services.  Bruce Benator, one of the Directors of Innotrac, is the Managing Partner and part owner of that firm.

The Company paid approximately $240,000 and $215,000 in 2006 and 2007, respectively, in fees to Harp Ink, a print broker, for services related to the printing of marketing, client, inter-company and other materials.  Harp Ink is owned by Hy Dorfman, the brother of the Company’s Chairman and Chief Executive Officer, and Hy Dorfman’s wife.

Mindy Dorfman, an employee who functioned full-time as a client service director for Innotrac, received total compensation from the Company of approximately $88,242 for 2006 and $92,880 for 2007.  She is the sister of the Company’s Chairman and Chief Executive Officer.

As of December 31, 2007, IPOF Fund, L.P. and its affiliates (the “IPOF Group”) held approximately 35.1% of the outstanding common stock of the Company.  Pursuant to an order dated November 21, 2005, the United States District Court in Cleveland, Ohio has appointed a receiver to identify and administer the assets of the IPOF Fund, L.P. and its general partner, Mr. David Dadante.  Based on information from the receiver, the Company understands that the Fund and Mr. Dadante own 4,321,771 shares of common stock of the Company, representing approximately 35.1% of the total shares outstanding, all of which are held as collateral in margin accounts maintained at several financial institutions.  The Company has been engaged in discussions with the receiver in an effort to cause the shares to be sold in a manner that causes as little disruption to the market for Company stock as possible.  The court has prohibited the financial institutions holding Company stock owned by the IPOF Fund and Mr. Dadante in margin accounts from selling any of these shares through at least June 6, 2008.  The court has permitted open market sales by the receiver as he may in his sole discretion determine to be consistent with his duty to maximize the value of the assets of IPOF Fund, and as warranted by market conditions.  The receiver has indicated to the Company that he does not intend to direct any open market sales during this period except in circumstances in which he believes that there would be no material adverse impact on the market price for the Company’s shares.  Nevertheless, as long as these shares are held in margin accounts where the lenders desire to liquidate the positions, there will be significant downward pressure on the market price of our common stock because the market is concerned that these shares may be sold in a manner that causes the price of our common stock to decline precipitously.  This concern is ameliorated to some degree by the continuing prohibition by the court on sales of our shares by financial institutions that hold the shares in margin accounts.  The court has extended this prohibition on several occasions, most recently to June 6, 2008, while we and the receiver pursue the sale of these shares in a manner that would not disrupt the market for our common stock.  If the court were to not extend this prohibition before the shares have been sold in such a transaction, then the financial institutions might foreclose on some or all of these shares and sell them into the market, which could have an extremely negative impact on the market price for our common stock.

Pursuant to the Second Waiver and Amendment Agreement to the Company’s revolving credit agreement with Wachovia Bank, N.A. entered into by the Company and its primary bank on April 16, 2007, Scott Dorfman, the Company’s Chairman, President and CEO, granted the bank a security interest in certain of his personal assets valued on the date of the grant at no more than $2,000,000, which are treated as additional collateral under the revolving credit agreement until the earlier of (x) April 30, 2008 or (y) the date all deferred payments in connection with the Company’s acquisition of ClientLogic are paid in full, so long as, as of such date, no default exists under the revolving credit agreement and the fixed charge coverage ratio under the credit agreement for the most recent period is equal to or greater than 1.05 to 1.00.  As of April 29, 2008, the Company had reported a fixed charge coverage ratio greater than 1.05 for its most recent month of performance.  Certain payments, with the agreement of the seller, related to the Client Logic acquisition had not yet been paid at April 29, 2008.

On September 28, 2007, the Company entered into the Second Lien Term Loan and Security Agreement (the “Second Lien Credit Agreement”) with Chatham Credit Management III, LLC, as agent for Chatham Investment Fund III, LLC, Chatham Investment Fund QP III, LLC, and certain other lenders party thereto from time to time, and Chatham Credit Management III, LLC, as administrative agent (Chatham Credit Management III, LLC, Chatham Investment Fund III, LLC, Chatham Investment Fund QP III, LLC, and Chatham Credit Management III, LLC are collectively referred to as “Chatham”).  The Company’s obligations under the Second Lien Credit Agreement are partially guaranteed by Scott Dorfman, the Company’s Chairman, President, and CEO, pursuant to a Limited Guaranty Agreement between Mr. Dorfman and Chatham Credit Management III, LLC.  Mr. Dorfman has also pledged as partial collateral for the loans under the Second Lien Credit Agreement, pursuant to a Guarantor Pledge Agreement between Mr. Dorfman and Chatham Credit Management III, LLC, the membership interests he owns in Chatham Investment Fund II, LLC and Chatham Investment Fund III, LLC (collectively, the “Chatham Funds”).  Mr. Dorfman’s guarantee is limited to the value of this Chatham Funds collateral.  Chatham Investment Fund III, LLC is one of the lenders under the Second Lien Credit Agreement, and both of the Chatham Funds are affiliated with the other Chatham entities acting as agents and lenders under the Second Lien Credit Agreement.  Mr. Dorfman previously served on the advisory board of Chatham Investment Fund II, LLC.

EQUITY COMPENSATION PLANS

The following table sets forth aggregate information as of December 31, 2007 about all Innotrac compensation plans, including individual compensation arrangements, under which our equity securities are authorized for issuance.  The weighted-average exercise price does not include restricted stock.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	1,292,533	$4.67	610,094
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the Audit Committee Charter, the Audit Committee appoints the firm that will serve as Innotrac’s independent registered public accounting firm each year.  Such appointment is not subject to ratification or other vote by the shareholders.  The Audit Committee appointed BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2008.

A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Fees

The following table summarizes the aggregate fees billed to Innotrac by BDO Seidman, LLP for professional services for the fiscal years shown:

($ in thousands)	2007	2006
Audit Fees (1)	$200	$200
Audit-Related Fees (2)	27	15
Tax Fees	-	-
All Other Fees	-	-
Total	$227	$215
_________________
(1)	Fees for audit services billed in 2007 and 2006 consisted of an audit of the Company’s annual financial statements and reviews of the Company’s quarterly financial statements.
(2)	Fees for audit-related services billed in 2007 and 2006 consisted of consultations and an employee benefit plan audit.

Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services.  These policies and procedures describe the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform.  These policies and procedures require that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.  On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

The Audit Committee also may pre-approve requests for specific audit, audit-related, tax and other services not contemplated on the Service List on a case-by-case basis, although these services cannot commence until such approval has been granted.  Normally, pre-approval is provided at regularly scheduled meetings; however, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee, who must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Provisions of the Sarbanes-Oxley Act of 2002 requiring Audit Committee pre-approval of all services to be performed by the independent auditor became effective during the Company’s 2003 fiscal year.  Pursuant to the effectiveness of such provisions, all services performed by the independent auditor in 2007 were pre-approved in accordance with this policy.  The Audit Committee did not waive any approval requirements during these periods.

REPORT OF THE AUDIT COMMITTEE

As set forth in its charter, the primary function of the Audit Committee is to assist the Board of Directors in fulfilling its financial and other oversight responsibilities by serving as an independent and objective party to oversee, monitor and appraise, among other things the integrity of the Company’s financial statements and the Company’s auditing process.  The Committee operates pursuant to a written charter adopted by the Board of Directors available on the Company’s website, www.innotrac.com.

The Company’s management is responsible for its internal controls and the financial reporting process.  The Company’s independent registered public accounting firm, BDO Seidman, LLP, is responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion as to their conformity with generally accepted accounting principles.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and the independent registered public accounting firm.  In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as currently in effect.  The Audit Committee also has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent registered public accounting firm their independence.

Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s reviews and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent”.

Based on the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Martin J. Blank—Thomas J. Marano—Joel E. Marks
(Members of the Audit Committee)

SHAREHOLDERS’ PROPOSALS FOR 2009 ANNUAL MEETING

Shareholders are hereby notified that if they wish to include a proposal in the Company’s Proxy Statement and form of proxy relating to the 2009 annual meeting pursuant to Rule 14a-8 as promulgated under the Securities Exchange Act of 1934, a written copy of their proposal must be received at the principal executive offices of the Company no later than January 5, 2009 (based on a tentative annual meeting date of June 5, 2009 and proxy materials for such meeting being dated May 5, 2009).  To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested and should otherwise comply with Rule 14a-8.

Shareholders who wish to submit a proposal for consideration at the Company’s 2009 annual meeting of shareholders other than pursuant to Rule 14a-8 must deliver a copy of their proposal to the Company at its principal executive offices no later than March 22, 2009 (based on a tentative annual meeting date of June 5, 2009).  In accordance with the Company’s bylaws, shareholders who wish to make a nomination for director for consideration at the Company’s 2009 annual meeting must deliver a copy of their nomination to the Company at its principal executive offices no later than May 22, 2009 nor before April 16, 2009 (based on a tentative annual meeting date of June 5, 2009).

OTHER MATTERS

All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the materials enclosed herewith and soliciting proxies will be paid by Innotrac.  It is estimated that such costs will be nominal.  Innotrac may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of stock.  The solicitation of proxies will be conducted primarily by mail but may include telephone, telegraph or oral communications by directors, officers or regular employees of Innotrac, acting without special compensation.

The Board of Directors is aware of no other matters, except for those incidental to the conduct of the Annual Meeting, that are to be presented to shareholders for formal action at the Annual Meeting.  If, however, any other matters properly come before the Annual Meeting or any postponement, adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

Shareholders are urged to fill in, date and sign the accompanying form of proxy and return it to Innotrac as soon as possible.

By Order of the Board of Directors,

/s/ George M. Hare
Secretary

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MR A SAMPLE	Electronic Voting Instructions
DESIGNATION (IF ANY)	You can vote by Internet or telephone!
ADD 1	Available 24 hours a day, 7 days a week!
ADD 2
ADD 3	Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
ADD 4
ADD 5
ADD 6	VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time on June 5, 2008.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com/INOC
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Director — The Board of Directors recommends a vote FOR the nominee listed for a three year term.

1. Nominee:	For	Withhold

01 - Bruce V. Benator	☐	☐

2. In accordance with their best judgment with respect to any ther matters that may properly come before the meeting.

B Non-Voting Items
Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign this Proxy exactly as name appears on the proxy. When signing as attorney, trustee, administrator, or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
		140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
10AV	0178651	MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
		MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#>	00W6ZC

 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — INNOTRAC CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE JUNE 5, 2008
ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Scott D. Dorfman and George M. Hare, and each of them, the proxy of the undersigned at the Annual Meeting of Shareholders of Innotrac Corporation (the “Company”) to be held on June 5, 2008 and any adjournment or postponement thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE ELECTION AS DIRECTOR OF THE PERSON NAMED IN THE PROXY AND ACCOMPANYING PROXY STATEMENT, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

PLEASE SIGN, DATE AND PROMPTLY RETURN IN THE ACCOMPANYING ENVELOPE.